Exhibit 10.11

Confidential

DIRECTOR DESIGNATION AGREEMENT

This Director Designation Agreement (this “Agreement”) is made as of [●], 2020, by and among Leslie’s, Inc., a Delaware corporation (the “Company”), Bubbles Investor Aggregator, L.P., a Delaware limited partnership (“Bubbles”), and each other Person that becomes party to this Agreement after the date hereof in accordance with the terms hereof as an Bubbles Investor Holder Party.

WHEREAS, on [            ], 2020, the Registration Statement on Form S-1 (File No. 333-249372) relating to the initial public offering of the Company (the “IPO”) was declared effective by the U.S. Securities and Exchange Commission (the “SEC”);

WHEREAS, on the date hereof, the Company consummated the IPO of [            ] shares of common stock, par value $0.001 per share (the “Company Common Shares”);

WHEREAS, (a) immediately after giving effect to the IPO on the date hereof, Bubbles Holdings, L.P., a Delaware limited partnership (“Bubbles Holdings”) and immediately prior to the IPO the owner of all of the issued and outstanding equity securities of the Company, is the record and beneficial owner of [            ] Company Common Shares, and (b) on the date hereof, Bubbles Holdings distributed all of the Company Common Shares referenced in clause (a) to its limited partners, including Bubbles, and after giving effect to such distribution Bubbles is the beneficial owner of [            ] Company Common Shares;

WHEREAS, as of the date hereof, Marc Magliacano is a Class III director of the board of directors of the Company (the “Company Board”) and Matthew Lischick is a Class II director of the Company Board (collectively, the “Initial Bubbles Designees”); and

WHEREAS, parties hereto desire to enter into this Agreement to set forth certain covenants and agreements with respect to the Company Board and certain other governance matters with respect to the Company, in each case, on the terms and subject to the conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Section 1.    Bubbles Directors.

(a)    Upon the terms and subject to the conditions of this Agreement, from and after the date hereof, the Company will take all necessary and desirable actions (including calling meetings of the Company Board and the shareholders and recommending, supporting and soliciting proxies), such that:

(i)    for so long as the Bubbles Investor Holders, in the aggregate, beneficially own at least 15.00% or more of the issued and outstanding Company Common Shares, (A) the Majority Bubbles Investor Holders shall have the right, but not the obligation, to designate (x) one individual to be appointed or nominated, as the case may be, as a Class III director of the Company Board and one (1)

individual to be appointed or nominated, as the case may be, as a Class II director of the Company Board or (y) if the Company Board does not contain classes, two (2) individuals to be appointed or nominated, as the case may be, as directors of the Company Board, and (B) any individual so designated by the Majority Bubbles Investor Holders shall be appointed or nominated, as applicable, to the Company Board in accordance with clause (A); and

(ii)    from and after the time at which the ownership threshold set forth in clause (i) of this Section 1(a) is no longer satisfied and for so long as the Bubbles Investor Holders, in the aggregate, beneficially own at least 5.00% of the issued and outstanding Company Common Shares, (A) the Majority Bubbles Investor Holders shall have the right, but not the obligation, to designate one individual to be appointed or nominated, as the case may be, as a Class III director of the Company Board or, if the Company Board does not contain classes, as a director of the Company Board and (B) any individual so designated by the Majority Bubbles Investor Holders shall be appointed or nominated, as applicable, to the Company Board in accordance with clause (A).

(b)    If (i) a vacancy on the Company Board occurs because of the death, disability, disqualification, resignation, or removal by the Majority Bubbles Investor Holders of any Bubbles Director, (ii) any Bubbles Director ceases to be on the Company Board for any other reason (including, for the avoidance of doubt, due to any Bubbles Director not being nominated or elected as a director at an annual meeting of shareholders of the Company) or (iii) the Majority Bubbles Investor Holders have not, as of any determination time, designated an individual to a director position that it is entitled to designate pursuant to Section 1(a), then the Majority Bubbles Investor Holders shall, so long as the Majority Bubbles Investor Holders are entitled to designate an individual to such director position for appointment or nomination, as applicable, pursuant to Section 1(a), be entitled to designate an individual to fill such director position by giving written notice to the Company, and the Company shall, within ten (10) days of such designation, take all necessary and desirable actions (including the removal of any director serving in such director positon) so that such director position is filled with such individual designated in writing pursuant to this Section 1(a) within such ten (10) day period. Notwithstanding anything to the contrary in this Agreement or the governing documents of the Company (including the Company’s articles of incorporation and by-laws) and without limiting the generality of any other rights of the Majority Bubbles Investors Holders herein, (A) subject to Section 1(c), neither the Company Board nor any other Person (other than the Majority Bubbles Investor Holders pursuant to this Section 1(c)) may appoint, elect or designate any individual to fill any such director position described in the preceding sentence, and (B) the Majority Bubbles Investor Holders may cause the removal of any Bubbles Director from the Company Board by giving written notice to the Company (either alone or in conjunction with the designation of an individual to fill such director positon), and the Company shall, within ten (10) days of such designation, take all necessary and desirable actions so that such director is removed from the Company Board, unless the Majority Bubbles Investor Holders condition the removal of such director upon such director position being filled pursuant to this Section 1(b) or Section 1(c), as applicable, in which case such individual shall be removed concurrently with such director position being so filled.

(c)    If an individual designated by the Majority Bubbles Investor Holders is not appointed, nominated or elected pursuant to Section 1(a), Section 1(b) or this Section 1(c) because of such individual’s death, disability, disqualification or withdrawal as a designee or nominee or for any other reason, then the Majority Bubbles Investor Holders shall be entitled to designate a replacement to fill such director position by giving written notice to the Company, and the Company will, within ten (10) days of such designation, take all necessary and desirable actions so that such director position is filled with such person designated in writing pursuant to this Section 1(c) within such ten (10) day period. Notwithstanding anything to the contrary in this Agreement or the Governing Documents of the Company, neither the Company Board nor any other Person (other than the Majority Bubbles Investor Holders pursuant to this Section 1(c)) may appoint, elect or designate any Person to fill any such director position described in the preceding sentence.

(d)    As promptly as reasonably practicable following the request of any Bubbles Director, the Company shall enter into an indemnification agreement with such Bubbles Director, in the form entered into with the other members of the Company Board or, if not entered into by other members of the Company Board, a customary form. The Company shall pay the reasonable, documented and out-of-pocket expenses incurred by each Bubbles Director related to his or her service to the Company, including attending meetings of the Company Board or any committee or sub-committee thereof or events attended on behalf of the Company or any of its Subsidiaries at the Company’s request. Each Bubbles Director shall be an express third party beneficiary of this Section 1(d).

(e)    The Company shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any Bubbles Director as and to the extent consistent with applicable law, including but not limited to under the Governing Documents of the Company (whether such right is contained in the Governing Documents of the Company or another document) (except to the extent such amendment or alteration permits the Company to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).

(f)    Each Bubbles Director may, but is not required to, qualify as “independent” pursuant to the listing standards of Nasdaq.

(g)    Each Bubbles Director will have the option, in his or her sole discretion, to receive cash in lieu of any Equity Securities as compensation for his or her service as a director, determined based on the arithmetic average of the volume-weighted average price per share of Company Common Shares for the period of the five (5) consecutive trading days ending on the trading day immediately preceding the date of such payment.

Section 2.    D&O Insurance. The Company shall, for so long as any director designated pursuant to the terms of this Agreement serves as a director of the Company Board, maintain directors’ and officers’ liability insurance in an amount determined by the Company Board to be reasonable and customary and that provides coverage with respect to each such director; provided, that upon such director ceasing to serve on the Company Board for any reason, the Company shall take all actions reasonably necessary to extend such directors’ and officers’ liability insurance coverage for a period of not less than six (6) years from the time at which such director ceases to serve on the Company Board in respect of any act or omission occurring at or prior to such time.

Section 3.    Definitions and Interpretation.

(a)    As used herein, the following terms shall have the following meanings:

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“beneficially own” has the meaning ascribed to it in Section 13(d) of the Exchange Act.

“Bubbles” has the meaning set forth in the introductory paragraph to this Agreement.

“Bubbles Directors” means, collectively, the Initial Bubbles Designees and any other individual elected or appointed to the Board that has been designated by the Majority Bubbles Investor Holders pursuant to this Agreement. For the avoidance of doubt, a decrease in the number of directors that the Majority Bubbles Investor Holders are entitled to designate pursuant to Section 1(a) shall not affect an individual’s status as a Bubbles Director for purposes of this Agreement or under the Governing Documents of the Company.

“Bubbles Holdings” has the meaning set forth in the recitals to this Agreement.

“Bubbles Investor Holders” means, collectively, the Bubbles Persons that beneficially own Company Common Shares as of any determination time.

“Bubbles Investor Holder Party” means, as of any determination time, any Bubbles Investor Holder that is a party to or bound by this Agreement.

“Bubbles Persons” means, collectively, Bubbles, L Catterton and any Affiliate either of the foregoing.

“Bubbles Representative” means, as applicable, Bubbles or any successor “Bubbles Representative” appointed pursuant to Section 19.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Board” has the meaning set forth in the recitals to this Agreement.

“Company Common Shares” has the meaning set forth in the recitals to this Agreement.

“Company Sale” means an acquisition by any Person or “group” (as defined in Section 13(d)(3) of the Exchange Act) of any Equity Securities (or beneficial ownership thereof), including rights or options to acquire such ownership, tender or exchange offer, merger, consolidation, amalgamation, scheme of arrangement, business combination, issuance, recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with or involving the Company or any of its Affiliates, in each case as a result of which such Person or “group” would (a) beneficially own securities representing more than 50.00% of the Equity Securities by voting power of the Company or (b) acquire the right to designate, appoint or nominate a majority of the directors of the Company Board.

“Equity Securities” means, as applicable, (a) any capital stock, membership interests or other share or equity capital, (b) any securities directly or indirectly convertible into or exchangeable for any capital stock, membership interests or other share or equity capital or containing any profit participation features, (c) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, membership interests, other share or equity capital or securities containing any profit participation features or to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, membership interests, other share or equity capital or securities containing any profit participation features, (d) any share appreciation rights, phantom share rights or other similar rights, or (e) any Equity Securities issued or issuable with respect to the securities referred to in clauses (a) through (d) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“Initial Bubbles Designees” has the meaning set forth in the recitals to this Agreement.

“IPO” has the meaning set forth in the recitals to this Agreement.

“L Catterton” means Catterton Management Company, L.L.C., a Delaware limited liability company.

“Majority Bubbles Investor Holders” means, as of any determination time, the Bubbles Investor Holders that beneficially own a majority of the Company Common Shares beneficially owned by all of the Bubbles Investor Holders as of such time.

“Nasdaq” means The NASDAQ Stock Market LLC, or any successor thereto.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Representative” means, with respect to any Person, his, her or its directors, officers, employees, agents, advisors and other representatives.

“SEC” has the meaning set forth in the recitals to this Agreement.

(b)    Except as otherwise expressly provided in this Agreement, all references to ownership of the Company Common Shares in this Agreement (including any reference to the issued and outstanding Company Common Shares) shall mean the Company Common Shares determined based on the number of issued and outstanding Common Shares as of any determination time (including, for the avoidance of doubt, any Company Common Shares acquired by the Bubbles Investor Holders after the date hereof) and, for the avoidance of doubt, on a non-fully diluted basis (e.g., without taking into account any Equity Securities of the type described in clauses (b) through (d) of the definition thereof unless and until, in the case of clause (b) and (c), any such Equity Securities are converted into, or exercised or exchanged for, Company Common Shares).

(c)    Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (v) the word “or” is disjunctive but not necessarily exclusive; (vi) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (vii) the word “day” means calendar day unless business day is expressly specified; (viii) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (k) all references to Sections or Exhibits are to Sections and Exhibits of this Agreement; and (l) all references to any law, contract or agreement will be to such Law, contract or agreement as amended, supplemented or otherwise modified from time to time.

Section 4.    Assignment; Benefit of Parties; Transfer. None of the parties hereto may assign this Agreement or any of its rights or obligations hereunder and any assignment hereof will be null and void, except that at or following the date that any Bubbles Person that is not already party to or bound by this Agreement becomes a beneficial owner any Company Common Shares, such Bubbles Person may become party to this Agreement as a Bubbles Investor Holder Party by executing a joinder agreement, in substantially the form attached hereto as Exhibit A, and the Bubbles Representative as of any determination may assign its rights under Section 19 to any other Bubbles Investor Holder as provided in Section 19. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, legal representatives and assignees for the uses and purposes set forth and referred to herein and, for the avoidance of doubt, any references to the Bubbles Investor Holders shall, as the context requires, refer to any permitted assignees of the Bubblers Investor Holders’ rights and/or obligations hereunder.

Section 5.    Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party hereto, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 6.    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof), by e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) to the other parties hereto as follows:

 (a)      If to Bubbles or any of the Bubbles Investor Holders party to or bound by this Agreement, to:

c/o Catterton Management Company

Catterton Management Company L.L.C.

599 West Putnam Avenue

Greenwich, CT 06830

Attention:    Marc Magliacano

                    Scott Dahnke

                    Matt Lischick

Facsimile:   (203) 629-4903

E-mail:        Marc.Magliacano@lcatterton.com

                     Scott@lcatterton.com

                     Matt.Lischick@lcatterton.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:    Joshua Kogan, P.C.

                    Ryan Brissette

                    Christian Nagler

Facsimile:   (212) 446-6460

E-mail:        joshua.kogan@kirkland.com

                     ryan.brissette@kirkland.com

                     cnagler@kirkland.com

 (b)      If to the Company, to:

Leslie’s, Inc.

2005 East Indian School Road

Phoenix, AZ 85016

Attention:    Steve Weddell

                    Brad Gazaway

Facsimile:   (602) 366-3944

Email:         sweddell@lesl.com

                    bgazaway@lesl.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:    Joshua Kogan, P.C.

                    Ryan Brissette

                    Christian Nagler

Facsimile:   (212) 446-6460

E-mail:        joshua.kogan@kirkland.com

                     ryan.brissette@kirkland.com

                     cnagler@kirkland.com

or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 7.    Adjustments. If, and as often as, there are any changes in the Company Common Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Company Common Shares as so changed.

Section 8.    No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto.

Section 9.    No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon, or give to, any Person other than the parties hereto and their respective successors and assigns any remedy or claim under or by reason of this Agreement or any terms, covenants or conditions hereof, and all of the terms, covenants, conditions, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything to the contrary in this Agreement, (a) each Bubbles Director shall be an express third-party beneficiary of the provisions set forth in Section 1(d), Section 1(g) and Section 2 and (b) each Bubbles Investor Holder who is not a Bubbles Investor Holder Party shall be an express third-party beneficiary of the provisions set forth in Section 1.

Section 10.    Further Assurances. Each of the parties hereto hereby agrees that it will, upon request of the Company (in the case of an Bubbles Investor Holder Party) and upon request of the Bubbles Representative (in the case of the Company) and without any consideration, hereafter execute and deliver any further documents, agreements, instruments of assignment, transfer or conveyance and take such further actions as may be necessary or desirable to effectuate the purposes hereof.

Section 11.    Expenses. Except as otherwise expressly set forth herein, each of the parties hereto hereby agrees that each party hereto shall bear any fees and expenses incurred by or on behalf of, or paid or payable by, such party as a result of or in connection with this Agreement.

Section 12.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 13.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provisions or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 14.    Jurisdiction; Venue; Waiver of Jury Trial.

(a)    Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, the Delaware Superior Court or, if the Delaware Superior Court declines to accept jurisdiction, any state or federal court within the County of New York in the State of New York), for the purposes of any action, claim or other proceeding arising out of or related to this Agreement, and irrevocably and unconditionally waives any objection to the laying of venue of any such action. claim or other proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court or other forum that any such action, claim or other proceeding has been brought in an inconvenient forum. Each party hereto agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 6 shall be effective service of process for any such action, claim or other proceeding.

(b)    EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED THERETO. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF

ANY ACTION, CLAIM OR OTHER PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14(B).

Section 15.    Complete Agreement; Inconsistent Agreements. This Agreement represents the complete agreement between the parties hereto as to all matters covered hereby, and, subject to the second to last sentence of this Section 15, supersedes any prior agreements or understandings between the parties. In the event of any conflict between the terms of this Agreement, on the one hand, and the Governing Documents of the Company, on the other hand, the terms of this Agreement shall govern and control.

Section 16.    Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 17.    Amendment and Waiver. Except as otherwise provided herein, (a) no waiver of any provision of this Agreement shall be effective against any party hereto unless such waiver is approved in writing by such party and (b) no modification or amendment of any provision of this Agreement shall be effective against any party hereto unless such modification or amendment is approved in writing by the Company and the Bubbles Representative. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 18.    Termination. This Agreement shall terminate, and be of no further force and effect, upon the earliest to occur of: (a) the submission of a written notice of termination by the Bubbles Representative to the Company; (b) the consummation of a Company Sale; and (c) mutual written consent of the Company and the Bubbles Representative. Notwithstanding the foregoing, Sections 1(d), 1(e), 1(g), 5, 6, 8, 9, 13, 14, 16, 17 and 19 (and any Definitions to the extent related to any of the foregoing sections) shall survive any termination of this Agreement.

Section 19.    Ability to Act on Behalf of the Bubbles Investor Holders.

(a)    The parties hereto acknowledge and agree that Bubbles Representative is hereby appointed, authorized and empowered to act as the representative of the Bubbles Investor Holders and as the exclusive agent, proxy and attorney-in-fact for the Bubbles Investor Holders for all purposes of this Agreement (including the full power and authority on behalf of the Bubbles Investor

Holders, as well as the Majority Bubbles Investor Holders, as applicable, (i) to execute and deliver any consents and other documents contemplated by this Agreement and any and all supplements, amendments, waivers or modification thereto, and otherwise to consummate the transactions contemplated herein and therein, (ii) to execute and deliver any amendment or waiver hereto or to any other agreement contemplated hereunder, (iii) to dispute, compromise, settle and pay any actions, claims or other proceeding arising out of or related to this Agreement and (iv) to do each and every act and exercise any and all rights which the Bubbles Investor Holders or the Majority Bubbles Investor Holders are permitted or required to do or exercise under this Agreement).

(b)    Bubbles shall serve as the initial Bubbles Representative until it assigns its rights and obligations hereunder as the Bubbles Representative to another Bubbles Investor Holder Party. All power, authority, rights, privileges and obligations conferred in this Agreement to a Bubbles Representative shall apply to any successor Bubbles Representative. The Bubbles Representative shall promptly notify the Company in writing upon any change in the identity of the Bubbles Representative. The Company shall be entitled to treat Bubbles (or any successor Bubbles Representative of which the Company has received notice in accordance with the preceding sentence) as the Bubbles Representative until the Company has received the notice described in the preceding sentence.

(c)    The appointment of the Bubbles Representative by each Bubbles Investor Holder is coupled with an interest and may not be revoked in whole or in part (including upon the death or incapacity of the Bubbles Representative). Such appointment shall be binding upon the heirs, executors, administrators, estates, personal representatives, officers, managers, successors and assigns of each Bubbles Investor Holder. All decisions of the Bubbles Representative shall be final and binding on all of the Bubbles Investor Holders, and no Bubbles Investor Holder shall have the right to object, dissent, protest or otherwise contest the same. The Company shall be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from the Bubbles Representative and any document executed by the Bubbles Representative on behalf of the Bubbles Investor Holders or Majority Bubbles Investor Holders, and the Company shall be fully protected in connection with any action or inaction taken or omitted to be taken in reliance thereon.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

COMPANY:

LESLIE’S, INC.

By:
Name:
Title:

BUBBLES:

BUBBLES INVESTOR AGGREGATOR, L.P.

By: C8 Management, L.L.C.
Its: General Partner

By:
Name:
Title:

[Signature Page to Director Designation Agreement]

Exhibit A

Form of Joinder Agreement

[To Come]